UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2010

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. Regulation FD Disclosure.

HealthSouth Corporation (“HealthSouth” or the “Company”) will participate in the Morgan Stanley Global Healthcare Conference in New York City on September 13-14, 2010. As part of this conference, HealthSouth representatives will make a presentation on September 14, 2010 at 2:10 p.m. ET using the slides attached to this Current Report on Form 8-K as Exhibit 99.1. The presentation addresses, among other things, the Company’s strategy and financial performance and discusses industry trends and dynamics. The presentation will be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

While the format of certain slides may have changed, the slide presentation attached to this Current Report on Form 8-K as Exhibit 99.1 contains substantially the same information as previously provided in the Current Report on Form 8-K dated August 18, 2010.

In the slide presentation attached to this Current Report on Form 8-K as Exhibit 99.1, the Company will reiterate its objectives and priorities for its capital structure. The Company’s objectives are to ensure it maintains adequate liquidity and to enhance the flexibility of its capital structure. To achieve these objectives, the Company’s capital structure priorities are:

•	Extend the maturity date of the Company’s $400 million revolving credit facility to 2014 or beyond;

•	Refinance all or substantially all of the Company’s approximately $450 million term loan due in March 2013; and

•	Opportunistically retire/refinance the Company’s term loan due 2015 and the Company’s 10.75% Senior Notes due 2016.

Subject to market conditions, execution of the Company’s capital structure strategy could begin during the fall of 2010.

The Company will also reiterate its guidance for 2010, as reported in the press release furnished as an exhibit to the Current Report on Form 8-K dated August 2, 2010 and during the Company’s earnings conference call held on that same day. The Company’s guidance for adjusted income from continuing operations per diluted share does not currently include charges and increased interest expense associated with any potential refinancing.

The Company will also announce that, in light of scheduling conflicts and the slower than anticipated pace of the ongoing proceedings in the Ernst & Young LLP arbitration hearing, the Company no longer expects a decision in that matter before the end of 2010. However, pursuant to an order of the American Arbitration Association panel, all aspects of the arbitration are confidential. Accordingly, the Company will not discuss the arbitration until there is a resolution, but the underlying claims by and against Ernst & Young LLP are discussed further in Note 23, Contingencies and Other Commitments, to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).

The Company uses “same store” comparisons to explain the changes in certain performance metrics and line items within its financial statements. Same store comparisons are calculated based on hospitals open throughout both the full current periods and throughout the full prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on the Company’s results of operations.

The information in this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of this report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Note Regarding Presentation of Non-GAAP Financial Measures

The financial data contained in the presentation include non-GAAP financial measures, including the Company’s leverage ratio, net debt leverage ratio, and Adjusted Consolidated EBITDA. The Company’s leverage ratio is defined in its credit agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. The net debt leverage ratio is the ratio of consolidated total debt less cash and cash equivalents to Adjusted Consolidated EBITDA for the trailing four quarters. The Company believes its leverage ratio, net debt leverage ratio, and Adjusted Consolidated EBITDA as defined in its credit agreement are measures of its ability to service its debt and its ability to make capital expenditures.

The Company uses Adjusted Consolidated EBITDA on a consolidated basis as a liquidity measure. The Company believes this financial measure on a consolidated basis is important in analyzing its liquidity because it is the key component of certain material covenants contained within the Company’s credit agreement, which is discussed in more detail in Note 8, Long-term Debt, to the consolidated financial statements included in its 2009 Form 10-K. These covenants are material terms of the credit agreement, and the credit agreement represents a substantial portion of the Company’s capitalization. Non-compliance with these financial covenants under the credit agreement – its interest coverage ratio and its leverage ratio – could result in the Company’s lenders requiring the Company to immediately repay all amounts borrowed. If the Company anticipated a potential covenant violation, it would seek relief from its lenders, which would have some cost to the Company, and such relief might not be on terms favorable to those in the Company’s existing credit agreement. In addition, if the Company cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted Consolidated EBITDA is critical to the Company’s assessment of its liquidity.

In general terms, the definition of Adjusted Consolidated EBITDA, per the credit agreement, allows the Company to add back to or subtract from consolidated net income unusual non-cash or non-recurring items. These items include, but may not be limited to, (1) amounts associated with government, class action, and related settlements, (2) amounts related to discontinued operations and closed locations, (3) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation and support matters discussed in Note 22, Settlements, and Note 23, Contingencies and Other Commitments, to the consolidated financial statements accompanying the 2009 Form 10-K and Note 8, Contingencies, to the condensed consolidated financial statements included in Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (the “June 2010 Form 10-Q”), (4) stock-based compensation expense, (5) net investment and other income (including interest income), and (6) fees associated with the Company’s divestiture activities.

In accordance with the credit agreement, the Company is allowed to add certain other items to the calculation of Adjusted Consolidated EBITDA, and there may also be certain other deductions required. This includes the interest income associated with income tax recoveries, as discussed in Note 19, Income Taxes, to the consolidated financial statements included in the 2009 Form 10-K. In addition, the Company is allowed to add non-recurring cash gains, such as the cash proceeds from the UBS Settlement (see Note 22, Settlements, to the consolidated financial statements included in the 2009 Form 10-K) to the calculation of Adjusted Consolidated EBITDA. As these adjustments may not be indicative of the Company’s ongoing performance, they have been excluded from Adjusted Consolidated EBITDA presented herein and included in the presentation attached as Exhibit 99.1.

However, Adjusted Consolidated EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted Consolidated EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted Consolidated EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. The Company reconciles Adjusted Consolidated EBITDA to net income, which reconciliation is set forth in the presentation attached as Exhibit 99.1, and to net cash provided by operating activities, which reconciliation is set forth below. Because Adjusted Consolidated EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the 2009 Form 10-K.

The Company also uses adjusted income from continuing operations and the related per share amounts, which amounts are also referred to as “adjusted earnings per share,” as analytical indicators to assess its performance. Management believes the presentation of adjusted income from continuing operations and the related per share amounts provides useful information to management and investors about the Company’s operating business before taking into account certain items that are non-operational or infrequent in nature. These measures are not defined measures of financial performance under GAAP and should not be considered as alternatives to net income and net income per share attributable to HealthSouth common shareholders. Because these measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, they may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of operations included in the 2009 Form 10-K and the condensed consolidated statements of operations included in the June 2010 Form 10-Q for the GAAP measures of net income, income from continuing operations, and basic and diluted earnings per common share. A reconciliation of net income to adjusted income from continuing operations, and the related per share amounts, is included in the presentation attached as Exhibit 99.1.

The Company also uses adjusted free cash flow as an analytical indicator to assess its performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity to reduce debt and pursue development activities. The calculation of adjusted free cash flow is included in the presentation attached as Exhibit 99.1. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2009 Form 10-K and the condensed consolidated statements of cash flows included in the June 2010 Form 10-Q for the GAAP measures of cash flows from operating, investing, and financing activities. A reconciliation of net cash provided by operating activities to Adjusted Consolidated EBITDA and adjusted free cash flow is presented below (in millions).

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Consolidated EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2009

	2010	2009	2010	2009
Net Cash provided by operating
activities	$87.9	$46.1	$172.7	$229.2	$406.1
Provision for doubtful accounts	(5.9)	(9.7)	(12.8)	(17.5)	(33.1)
Professional fees-accounting, tax,
and legal	5.7	(3.3)	8.6	1.5	8.8
Interest expense and amortization
of debt discounts and fees	30.1	31.1	60.6	65.5	125.8
USB Settlement proceeds, gross	-	-	-	(100.0)	(100.0)
Equity in net income (loss) of
nonconsolidated affiliates	2.6	(2.7)	5.2	(0.2)	4.6
Net income attributable to
noncontrolling interests
in continuing operations	(10.2)	(8.9)	(20.0)	(17.2)	(33.4)
Amortization of debt discounts
and fees	(1.7)	(1.6)	(3.4)	(3.2)	(6.6)
Distributions from nonconsolidated
affiliates	(1.2)	(2.4)	(3.3)	(3.9)	(8.6)
Current portion of income tax
benefit	(3.9)	(0.7)	(1.8)	(1.0)	(7.3)
Change in assets and liabilities	(2.9)	32.4	(2.2)	23.4	0.8
Change in government, class action,
and related settlements	-	7.0	0.8	8.7	11.2
Other operating cash used in
discontinued operations	2.0	6.5	4.2	7.0	13.5
Other	1.2	0.2	1.5	0.1	1.2
Adjusted Consolidated EBITDA	$103.7	$94.0	$210.1	$192.4	$383.0

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2009

	2010	2009	2010	2009
Net cash provided by operating
activities	$87.9	$46.1	$172.7	$229.2	$406.1
Impact of discontinued operations	2.0	6.5	4.2	7.0	13.5
Net cash provided by
operating activities of
continuing operations	89.9	52.6	176.9	236.2	419.6
Capital expenditures for
maintenance	(8.0)	(7.5)	(13.6)	(15.0)	(34.1)
Net settlements on interest rate
swaps	(11.2)	(10.6)	(23.1)	(19.1)	(42.2)
Dividends paid on convertible
perpetual preferred stock	(6.5)	(6.5)	(13.0)	(13.0)	(26.0)
Distributions paid to
noncontrolling interests of
consolidating affiliates	(7.2)	(7.3)	(18.3)	(15.8)	(32.7)
Non-recurring items:
UBS Settlement proceed, less
fees to derivative plaintiffs'
attorneys	-	-	-	(73.8)	(73.8)
Income tax refunds related to
prior periods	(3.1)	(5.0)	(9.7)	(54.0)	(63.7)
Cash paid for:
Professional fees -
accounting, tax, and legal	5.7	3.2	8.6	8.0	15.3
Government, class action,
and related settlements	-	7.0	0.8	8.7	11.2
Adjusted free cash flow	$59.6	$25.9	$108.6	$62.2	$173.6

For the three months ended June 30, 2010, net cash used in investing activities was $13.5 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, net settlement payments related to interest rate swaps, and net purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended June 30, 2010 was $18.7 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the three months ended June 30, 2009, net cash used in investing activities was $47.6 million and resulted primarily from capital expenditures, net investment and settlement payments related to interest rate swaps, and an increase in restricted cash. Net cash used in financing activities during the three months ended June 30, 2009 was $39.4 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s convertible perpetual preferred stock.

For the six months ended June 30, 2010, net cash used in investing activities was $39.7 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, and net settlement payments related to interest rate swaps offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the six months ended June 30, 2010 was $41.4 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the six months ended June 30, 2009, net cash used in investing activities was $77.8 million and resulted primarily from capital expenditures, net investment and settlement payments related to interest rate swaps, and an increase in restricted cash. Net cash used in financing activities during the six months ended June 30, 2009 was $133.8 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s convertible perpetual preferred stock.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

Forward-Looking Statements

The information contained in this Current Report on Form 8-K and the presentation attached as Exhibit 99.1 includes certain estimates, projections, and other forward-looking information that reflect the Company’s current views with respect to future events and financial performance. These estimates, projections, and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. Inevitably, there will be differences between such estimates and actual results, and those differences may be material.

There can be no assurance that any estimates, projections, or forward-looking information will be realized.

All such estimates, projections, and forward-looking information speak only as of the date hereof. The Company undertakes no duty to publicly update or revise the information contained herein or in the presentation.

You are cautioned not to place undue reliance on the estimates, projections, and other forward-looking information in this Current Report on Form 8-K or the presentation as they are based on current expectations and general assumptions and are subject to various risks, uncertainties, and other factors, including those set forth in the 2009 Form 10-K, the June 2010 Form 10-Q, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and other documents the Company previously filed with the SEC, many of which are beyond the Company’s control. These factors may cause actual results to differ materially from the views, beliefs and estimates expressed herein.

ITEM 9.01. Financial Statements and Exhibits

(d)           Exhibits

99.1	Slide presentation of HealthSouth Corporation used in connection with its September 14, 2010 presentation at the Morgan Stanley Global Healthcare Conference in New York City.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ JOHN P. WHITTINGTON
Name: John P. Whittington
Title: Executive Vice President, General Counsel, and Corporate Secretary

Dated: September 14, 2010